Exhibit 10.8

October 23, 2002

Brad Kingsbury

Dear Brad:

We are pleased to offer you the position of Vice President of Engineering. In this position, you will report to Enrique Salem, CEO and President.

The terms of your employment are as follows:

1.	At Will Employment.

You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.

2.	Compensation.

(a) Base Salary: Base salary shall be paid semi-monthly in amounts of $8,750.00 in U.S. dollars (annualized $210,000), in accordance with customary Company payroll procedures (including compliance with applicable withholding and other laws) as the same currently exists or may exist in the future. Your position is classified as “exempt” and you will not be eligible for overtime pay.

(b) Stock Option: Company management will recommend to the Board of Directors that you be granted a stock option (the “Stock Option”) entitling you to purchase that number of shares of common stock that equal up to 1.5% of the fully-diluted capitalization of the Company (the “Shares”) as of the start date of your employment. 25% of the Shares subject to the Stock Option shall vest one year after the Vesting Commencement Date, and 1/48th of the Shares subject to the Stock Option shall vest on the first day of each month thereafter until all of the Shares are vested, subject to the terms of the Company’s stock option plan and stock option agreement.

(c) Bonus Opportunity: You are eligible for an annual performance based incentive payment opportunity of 30% of your base annual salary. This incentive payment will

Brad Kingsbury

October 23, 2002

be based upon the achievement of management objectives to which we mutually agree and will be paid according to the incentive payment plan.

3.	Acceleration of Options Upon Change of Control.

Upon a Change of Control (as defined below), one-fourth (1/4) of all stock option shares granted by the Company to you (the initial Stock Option and any follow-on stock option grants) shall vest and become exercisable on the effective date of the Change of Control; provided, however, that the foregoing clause shall not result in more than 100% of all stock option shares becoming vested. Thereafter one-forty-eighth (1/48) of all stock option shares granted by the Company to you shall vest and become exercisable at the beginning of each full month after the effective date of the Change of Control.

If within nine months after any Change of Control, either (1) your employment is terminated by the Company or a successor to the Company for any reason other than for Cause (as defined in Section 5 below and which also does not include termination following your death or disability), or (2) a Constructive Termination (as defined in Section 5 below) of you is deemed to have occurred, then 75% of all stock option shares granted by the Company to you will become fully vested and exercisable on the date of termination, provided, however, that the foregoing clause shall not result in more than 100% of all stock option shares becoming vested.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (1) the sale, lease or other disposition of all or substantially all of the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, excluding any consolidation or merger effected exclusively to change the domicile of the Company.

4.	Limitation of Payments and Benefits.

(a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits shall be either

(i) delivered in full, or

2

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October 23, 2002

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any taxes due under Section 4999 shall be the responsibility of the employee.

(b) Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 4(c), the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 4(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.

(c) Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s Accountants immediately prior to Change of Control, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may, after taking into account the information provided by the Employee, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.	Termination of Employment and Severance Benefits.

(a) Termination of Employment. This Agreement may be terminated at any time, without notice, upon the occurrence of any of the following events:

(i) the Company’s determination that it is terminating you for Cause (as defined in Section 5(c)(i) below) (“Termination for Cause”);

(ii) the Company’s determination that it is terminating the you without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

Brad Kingsbury

October 23, 2002

(iii) the effective date of a written notice sent to the Company from the you stating that you are electing to terminate your employment with the Company (“Voluntary Termination”):

(iv) a change in your status such that a Constructive Termination (as defined in Section 5(c)(ii) below) has occurred.

(b) Severance Benefits. You shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 5(b):

(i) Voluntary Termination. If your employment terminates by Voluntary Termination under Section 5(a)(iii), then you shall not be entitled to receive payment of any severance benefits. You will receive payment for all salary and unpaid vacation accrued as of the date of your termination of employment, and your benefits will be continued only under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(ii) Involuntary Termination.

a. If your employment is terminated under Section 5(a)(ii) (Termination Without Cause) or Section 5(a)(iv) (Constructive Termination) (collectively referred to herein as “Involuntary Termination”), you will be entitled to receive payment of severance benefits equal to your regular monthly salary for the Severance Period (which is defined below) subject to your signing the company’s standard form separation agreement (which includes but is not limited to a general release of any and all claims you may have against the Company). Such payments shall be made ratably over the Severance Period according to the Company’s standard payroll schedule. Health insurance benefits with the same coverage provided to you prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company’s cost over the Severance Period.

b. The “Severance Period” shall mean the following: (A) the six-month period following the date of an Involuntary Termination, if such Involuntary Termination occurs within nine months after a Change of Control, or (B) the three-month period following the date of an Involuntary Termination, if such Involuntary Termination occurs at any point in time other than that set forth in clause (A) of this sentence. In the case of clause (A) of the previous sentence, the Severance Period shall cease (earlier than six months after the date Involuntary Termination) on the date on which you find full-time employment, part-time employment, or some combination thereof pursuant to which you work or are paid for an

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October 23, 2002

equivalent of at least 30 hours per week; provided, however, that in no event shall the Severance Period be less than three months.

(iii) Termination for Cause. If your employment is terminated for Cause under Section 5(a)(i), then you shall not be entitled to receive payment of any severance benefits. You will receive payment for all salary and unpaid vacation accrued as of the date of your termination of employment, and your benefits will be continued only under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(c) Definitions.

(i) Cause. For purposes of this Agreement, “Cause” for your termination will exist at any time after the happening of one or more of the following events: (1) conviction of any felony or any crime involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company; (3) conduct that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates gross unfitness to serve; or (4) intentional, material violation of any contract between the Company and you or any statutory duty of you to the Company that is not corrected within thirty (30) days after written notice thereof. Physical or mental disability shall not constitute “Cause.”

(ii) Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be deemed to occur if you elect to terminate your employment voluntarily within the 60-day period immediately following the occurrence of one or more of the following events: (1) a material adverse change in your title or responsibilities causing such position or responsibilities to be of materially reduced stature or responsibility; (2) a reduction of your Base Salary, bonus compensation or benefits; (3) your relocation to a facility or location more than 50 miles from the Company’s current location, without your express written consent; (4) material breach of this Agreement by the Company; or (5) any failure or refusal of a successor company to assume the Company’s obligations under this agreement.

6.	Assignment.

This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns (including successors to the Company by virtue of a Change of Control). This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the

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October 23, 2002

written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, however, that such assignment will not relieve the Company of its obligations hereunder. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

7.	Benefits.

You will be entitled to the Company’s basic employment benefits (comprehensive HMO/PPO medical plan including eye care and dental care) available to all eligible Company employees and their immediate families, as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

8.	Relocation Expense Reimbursement.

You will be reimbursed for relocation expenses not to exceed $15,000. Relocation expenses include closing costs (sale and purchase); moving of household goods and automobiles, travel to locate housing and travel to move. If you voluntarily terminate your employment with Brightmail, Inc. within 12 months of your start date, you agree to immediately repay the total reimbursed relocation expenses. Any amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law.

9.	Travel Expense Reimbursement.

The Company will reimburse reasonable and necessary expense incurred by you until you relocate to within daily commuting distance of Brightmail’s headquarters located in San Francisco. Expenses include all transportation and hotel expenses incurred once per week while traveling between Los Angeles and San Francisco.

10.	Employment Terms.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to,

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October 23, 2002

its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company Chief Executive Officer and you.

11.	Offer Close Date.

This offer is open until October 24, 2002. If the offer has not been signed by you and returned to Brightmail, Inc. by the above stated date, consider this offer null and void.

12.	Start Date.

Your start date in this role is effective November 4, 2002. Please indicate your acceptance of this offer letter by signing and returning it to Human Resources.

Brad, we are very excited about your commitment to Brightmail.

Very truly yours,

/s/ Enrique Salem
Enrique Salem CEO and President

Agreed and Accepted: I accept this offer of employment on the terms stated above.

/s/ Brad Kingsbury 10/24/02
Brad Kingsbury Date